EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS FIRST QUARTER 2007 OPERATING RESULTS

PORTLAND, Ore. — May 11, 2007 – Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $3.7 million or $0.46 per share for the three months ended March 31, 2007.  These results compare to a net loss of $1.0 million or $0.12 per share for the first quarter of 2006. Approximately $1.4 million of the loss for the 2007 period came from the Company’s Fatburger restaurant chain, which is currently in the process of nationwide and international expansion.  “We expect that 2007 will be a pivotal year for Fatburger as we continue to expand into new markets,” explained chairman and chief executive officer Andrew A. Wiederhorn.  “We are particularly excited about opening our first restaurants in greater China later this year.”

The Company’s first quarter results include a gain of $2.5 million from the sale of its mortgage brokerage unit, George Elkins Mortgage Banking Company.  A Fog Cutter subsidiary owned 51% of George Elkins and, together with Elkins’ management, sold the entire commercial mortgage brokerage operation to a division of MuniMae for $10.4 million.  The sale of George Elkins was in line with Fog Cutter’s strategy to divest its non-core subsidiaries and concentrate its focus on the Fatburger restaurant operation.

The Company currently conducts its operations in four business segments: (1) restaurant operations through its Fatburger subsidiary; (2) manufacturing activities conducted through its DAC International subsidiary; (3) real estate operations; and (4) software development and sales conducted through its Centrisoft Corporation subsidiary.  The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  At March 31, 2007, there were currently 87 Fatburger restaurants located in 14 states and Canada.  The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations.  Franchisees currently own and operate 52 of the Fatburger locations and the company has agreements for approximately 207 new franchise locations in the United States and Canada.

For the three months ended March 31, 2007, company-owned restaurant sales increased 20.6% to $7.6 million. This increase was primarily the result of the addition of nine company-owned restaurants in 2006 and a system-wide price increase in June 2006.  Same store sales for company-owned restaurants open during all of 2006 decreased 6.3% in the first quarter of 2007 compared to the same period in 2006.  The operating margin as a percentage of sales for company-owned stores was 35.8% in the first quarter of 2007, down from 37.2% for the same period in 2006.  This was due primarily to increases in labor costs of 3.9% as a percentage of sales and restaurant depreciation expense of 1.6% (from the addition of nine company-owned restaurants in 2006), partially offset by reductions in food costs as a percentage of sales of 4.1%.

System-wide sales increased 4.1% to $16.8 million, primarily as the result of the addition of 6 new restaurant locations. System-wide same store sales (stores open during all of 2006) decreased 9.3% for the first quarter of 2007.

Manufacturing Operations

The Company conducts manufacturing activities through DAC International.  DAC is a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  In the three months ended March 31, 2007, DAC had sales revenues of $2.3 million and earned approximately $0.1 million in net income.

Real Estate Operations

The Company invests directly and indirectly in real estate, both in the United States and Europe.  During the first quarter of 2007, the Company lost $0.1 million from its real estate operations, including $0.1 million of depreciation and $0.6 million of interest expense.  The Company’s major holdings in real estate as of March 31, 2007 are as follows:

•                  Freestanding Retail Properties – The Company owns or controls 74 freestanding retail buildings throughout the United States, either directly or through leases.  The buildings are approximately 4,500 square feet and are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.

•                  Barcelona Apartments – As of March 31, 2007 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 33 residential units located in Barcelona, Spain.  The two buildings were acquired subject to below market leases and the Company has relocated these tenants and is now selling the properties for development.  In December 2006, the Company entered into an agreement to sell one of the two remaining apartment buildings in Barcelona, Spain for a sales price of approximately $8.6 million.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users.  Centrisoft is marketing its software to potential customers both directly and through re-seller relationships.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements are based on various assumptions (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the Risk Factors identified herein and the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the residential real estate market in Barcelona, Spain;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  The following financial results should be read in conjunction with the Form 10-Q filed with the Securities and Exchange Commission on May 11, 2007.

FOG CUTTER CAPITAL GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,619	$1,824
Accounts receivable	1,554	1,586
Notes receivable, current portion	464	464
Loans to senior executives	1,094	1,077
Inventories	2,687	2,442
Investments in real estate, held for sale, net	11,250	11,062
Current assets held for sale	—	27
Other current assets	1,205	1,243
Total current assets	19,873	19,725

Investments in real estate, net	11,460	11,502
Notes receivable	365	371
Property, plant and equipment, net	10,297	10,576
Intangible assets, net	5,193	5,262
Goodwill	10,526	10,526
Other assets held for sale	—	385
Other assets	1,359	1,453
Total assets	$59,073	$59,800

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$13,457	$11,762
Current liabilities associated with assets held for sale	—	441
Borrowings and notes payable, current portion	14,410	13,453
Obligations under capital leases, current portion	578	608
Total current liabilities	28,445	26,264

Borrowings and notes payable	2,435	2,400
Obligations under capital leases	11,832	11,883
Deferred income	4,536	4,061
Deferred income taxes	4,390	4,397
Total liabilities	51,638	49,005

Commitments and contingencies
Minority interests in consolidated subsidiaries	436	441
Minority interests in consolidated subsidiaries held for sale	—	130

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of March 31, 2007 and December 31, 2006; 7,957,428 shares outstanding as of March 31, 2007 and December 31, 2006	169,391	168,965
Accumulated deficit	(150,383)	(146,732)
Treasury stock, 3,799,645 common shares as of March 31, 2007 and December 31, 2006, at cost	(12,009)	(12,009)
Total stockholders’ equity	6,999	10,224
Total liabilities and stockholders’ equity	$59,073	$59,800

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Quarter Ended
	March 31,
	2007	2006
Revenue:
Restaurant and manufacturing sales	$9,919	$9,595
Restaurant franchise and royalty fees	539	637
Real estate rental income	935	1,067
Total revenue	11,393	11,299

Operating costs and expenses:
Restaurant and manufacturing cost of sales	5,786	5,330
Real estate operating expense	387	441
Engineering and development	386	410
Depreciation and amortization	583	428
Total operating costs and expenses	7,142	6,609

General and administrative expenses:
Compensation and employee benefits	4,847	2,585
Professional fees	674	442
Fees paid to related parties	—	160
Other	4,205	3,323
Total general and administrative expenses	9,726	6,510

Non-operating income (expense):
Gain on sale of real estate	—	505
Gain on sale of notes receivable	—	496
Interest income	43	79
Interest expense	(859)	(500)
Other income, net	91	233
Total non-operating income (expense)	(725)	813

Loss before provision for income taxes, minority interests, and equity in income of equity investees	(6,200)	(1,007)

Minority interest in earnings	35	13
Equity in loss of equity investees	—	(76)

Loss from continuing operations	(6,165)	(1,070)

Income from discontinued operations (including gain on sale of $2,492)	2,514	82

Net loss	$(3,651)	$(988)

Basic loss per share from continuing operations	$(0.77)	$(0.13)
Basic earnings per share from discontinued operations	$0.31	$0.01
Basic loss per share	$(0.46)	$(0.12)
Basic weighted average shares outstanding	7,957,428	7,957,428
Diluted loss per share from continuing operations	$(0.77)	$(0.13)
Diluted earnings per share from discontinued operations	$0.31	$0.01
Diluted loss per share	$(0.46)	$(0.12)
Diluted weighted average shares outstanding	7,957,428	7,957,428

Dividends declared per share	$—	$0.13